4
1
<SROS>NASDAQ
<REPORTING-OWNER>
  0001209945
  Officer
</REPORTING-OWNER>
<SUBJECT-COMPANY>
  Barra, Inc.
  0000878483
  <IRS-NUMBER>94-2993326
</SUBJECT-COMPANY>
<PERIOD>01/15/03
4
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Ledesma, Bruce
   7030 Buckingham Blvd.


   Berkeley, CA  94705
2. Issuer Name and Ticker or Trading Symbol
   Barra, Inc. (BARZ)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   1/15/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Executive V.P., General Counsel, Secretary
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right  $29.9900        01/15/03       A         416.6667                          (1)          01/15/13
to buy)
Non-Qualified Stock Option     $29.9900        01/15/03       A         19,583.3333                       (1)          01/15/13
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right  01/15/03  Common Stock                   416.6667                  416.6667      D   Direct
to buy)
Non-Qualified Stock Option     01/15/03  Common Stock                   19,583.3333               19,583.3333   D   Direct
(right to buy)

Explanation of Responses:

(1)
The option grant is pursuant to the Barra, Inc. 2000 Equity Appreciation Plan and subject to the reporting person's continuous emplo
yment at Barra, Inc.   25% of the options shall vest and become exercisable upon the first anniversary of grant and 1/36ths of the r emaining options shall vest and become exercisable in equal installments each month over the subsequent 36 months.

SIGNATURE OF REPORTING PERSON
/S/ Ledesma, Bruce
DATE 01/16/03